Exhibit 99.1

For Immediate Release

SELECTICA ANNOUNCES FOURTH QUARTER
FISCAL 2005 FINANCIAL RESULTS

SAN JOSE, Calif. — May 5, 2005 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of solutions for automating the sales Opportunity-to-Order process, today announced financial results for the fourth fiscal quarter ended March 31, 2005.

Revenue was $7.3 million in the fourth quarter of fiscal year 2005, compared with $8.3 million for the same period in the previous year. Net loss for the quarter was $5.5 million, or ($0.17) per share, compared with a net loss of $3.3 million, or ($0.10) per share, in the fourth quarter of fiscal year 2004. Included in the results for the fourth quarter of fiscal 2005 was a $0.9 million restructuring charge related to severance and $1.6 million in expenses related to the unsuccessful merger efforts with I-many.

Revenue for the fourth quarter of 2005 was in-line with the Company’s expectations. Consistent with the Company’s anticipated sales cycle, the new Enterprise Productivity Suite™ for Manufacturing (EPSM) that was launched in January did not have a material impact on bookings during the quarter. Bookings were lower than the previous quarter and below the level required to reach profitability.

“Although the result of our merger attempt with I-many was disappointing, we are pleased with the steps we have taken to strengthen the Company since the end of the quarter,” said Vince Ostrosky, CEO of Selectica. “With the acquisition of Determine Software’s products announced earlier this week, we have accomplished a key strategic priority for Selectica — extending our technological footprint to include contract and compliance management solutions. Combined with our recently launched EPSM, we can now offer a broad range of solutions for customer-facing and supplier-facing transactions, provided as either an onsite implementation or as an OnDemand application delivered via the Web. We believe this will present a compelling value proposition to companies looking to enhance efficiencies in their sales process while also adhering to the increasing contract compliance requirements in the era of Sarbanes-Oxley.

“We have also strengthened our sales channel with the expansion of our relationship with SalesTech, which has been our most productive reseller in the Asia Pacific region over the past few years. We have signed a sales and marketing agreement that extends this relationship to also include Europe, and we hope to duplicate the success they have had in Asia Pacific. The sales and marketing efforts will focus on jointly developed vertical applications of our core configuration, pricing and quoting technology for the telecommunications, financial services and insurance markets. We believe this will significantly enhance Selectica’s international sales efforts, as well as our ability to penetrate three large vertical markets,” said Mr. Ostrosky.

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Selectica, Inc.

Financial Highlights

Licenses represented 34% of revenue, and services represented 66% of revenue in the fourth quarter of fiscal 2005. Overall gross margin was 54% in the fourth quarter, compared with 52% in the previous year period. The increase in gross margin is primarily attributable to higher license margins. In the fourth quarter of fiscal 2004, license margins were negatively impacted by the write-off of approximately $268,000 in prepaid royalties associated with OEM components for future products.

Total operating expenses were $10.0 million compared with $8.1 million in the fourth quarter of fiscal 2004. Higher general and administrative expenses in the fourth quarter of fiscal 2005 reflect $1.6 million in M&A expenses, approximately $940,000 in severance charges, higher audit and Sarbanes-Oxley compliance costs, as well as higher quarterly legal expenses for patent litigation.

Selectica’s financial position remains strong with approximately $98.9 million in cash, cash equivalents and investments, and no long-term debt as of March 31, 2005.

Due to Selectica’s involvement in M&A activities during the fourth quarter, the Company’s trading window was closed and no shares were repurchased as part of its stock buyback program.

Outlook

Selectica currently expects first quarter fiscal 2006 revenue to range from $6.75 million to $7.25 million. Net loss per share for the first quarter is expected to range from $0.05 to $0.07, which includes restructuring charges discussed below.

As part of Selectica’s continued effort to better align its cost structure with the current level of sales activity, the Company will reduce its workforce by approximately 14% during the first quarter primarily in the United States. As a result, the Company expects to record a restructuring charge related to severance totalling approximately $650,000.

Commenting on the outlook for Selectica, Mr. Ostrosky said, “While the unsuccessful attempt to merge with I-Many certainly caused a delay in our efforts to turn around the business, we believe we have now made significant progress in creating a clear path to profitability. We believe the restructuring efforts in the first quarter will reduce our breakeven level to approximately $7.5 million, excluding legal expenses related to patent litigation. Our entrance into the contract management market, continued roll-out of EPSM, and new reseller agreements should have a positive impact on our ability to drive new bookings. We believe this combination of expense reduction and revenue-generating initiatives can enable the Company to reach breakeven by the end of fiscal 2006, and produce consistent improvement in profitability in future years,” said Mr. Ostrosky.

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Selectica, Inc.

Conference Call and Webcast

Selectica will hold a conference call to discuss fourth quarter results today at 2:00 p.m. Pacific time. The conference call will be webcast live via the Internet, and can be accessed on the investor relation’s section of the Company’s website (www.selectica.com). An archive of the webcast will be available in the same location shortly after the completion of the call.

About Selectica, Inc.
Selectica, Inc. enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers’ business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica’s products are designed to improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, Juniper Networks, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The Company’s website is www.selectica.com.

Forward Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, market and customer acceptance of new products of Selectica including the recently acquired products of Determine Software, the success of the ongoing restructuring of Selectica’s operations, potential customer and employee disruption due to the unsolicited proposal from Trilogy, Inc., the cost and potential disruption of the ongoing patent litigation with Trilogy, Inc., and other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and in other reports filed by Selectica with the Securities and Exchange Commission.

Contact:

At Financial Relations Board:
Tony Rossi
Investor Relations
310-854-8317

Financial Tables Follow

Selectica, Inc.

SELECTICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	03/31/05	03/31/04	03/31/05	03/31/04
	(Unaudited)	(Audited)	(Unaudited)	(Audited)
Revenues:
License	$2,500	$3,110	$9,133	$16,935
Services	4,770	5,226	21,987	23,089

Total revenues	7,270	8,336	31,120	40,024
Cost of revenues:
License	189	530	820	1,410
Services	3,121	3,432	12,427	16,827

Total cost of revenues	3,310	3,962	13,247	18,237

Gross profit	3,960	4,374	17,873	21,787
Research and development	2,854	3,529	12,359	13,474
Sales and marketing	2,767	3,289	11,861	14,491
General and administrative	4,369	1,306	10,396	5,385

Total operating expenses	9,990	8,124	34,616	33,350

Loss from operations	(6,030)	(3,750)	(16,743)	(11,563)

Other income	—	—	95	1,092
Interest income	437	404	1,878	1,625

Loss before income tax provision	(5,593)	(3,346)	(14,770)	(8,846)
Tax provision	117	—	117	—

Net loss	$(5,476)	$(3,346)	$(14,653)	$(8,846)

Basic and diluted, net loss per share	$(0.17)	$(0.10)	$(0.45)	$(0.28)

Weighted-average shares used in Computing net loss per share	32,751	31,879	32,665	31,165

Selectica, Inc.

SELECTICA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	03/31/05	03/31/04
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents, and investments	$98,869	$118,774
Accounts receivable	2,810	697
Prepaid expenses and other current assets	2,093	2,597
Property and equipment, net	3,158	3,620
Other assets	694	728

Total assets	$107,624	$126,416

Liabilities and stockholders’ equity
Accounts payable	$2,261	$644
Accrued payroll and related liabilities	1,935	1,726
Other accrued liabilities	2,906	4,251
Deferred revenues	2,802	7,756

Total liabilities	9,904	14,377
Total stockholders’ equity	97,720	112,039

Total liabilities and stockholders’ equity	$107,624	$126,416

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